EXHIBIT 10.192
LIBERTY MUTUAL SURETY
REINSURANCE AGREEMENT
Reinsurance Agreement (“Agreement”) by and between PEERLESS INSURANCE COMPANY, a New Hampshire stock insurance company (“PIC” or the “Accepting Company”) and LIBERTY MUTUAL INSURANCE COMPANY, a Massachusetts stock insurance company (“LMIC” or the “Ceding Company”).
In consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:
1.	EFFECTIVE DATE
     This Agreement is effective as of January 1, 2008 (the “Effective Date”), and shall remain in force unless modified by mutual agreement or terminated as provided herein.
2.	CESSIONS AND ACCEPTANCES
     2.1. LMIC cedes to PIC and PIC accepts one hundred per cent (100%) of LMIC’s risks under policies issued through the Liberty Mutual Surety business unit. For purposes of this Agreement, “policy” means any policy or contract of insurance or reinsurance, including any fidelity or surety bond or any binder or renewal certificate issued by an insurance company in the course of its business and not terminated.
     2.2. LMIC cedes to PIC and PIC accepts one hundred per cent (100%) of LMIC’s uncollected premiums and agents’ balances under policies issued through the Liberty Mutual Surety business unit.
     2.3 It is understood and agreed that LMIC is a party to that certain Inter-Company Reinsurance Agreement by and among LMIC and certain affiliates dated as of January 1, 1999, as amended, and that the reinsurance ceded under this Agreement is deemed to apply after the following affiliates have ceded to LMIC their risks under their Policies pursuant to such Inter-Company Reinsurance Agreement:
LIBERTY MUTUAL FIRE INSURANCE COMPANY
LIBERTY INSURANCE CORPORATION
LM INSURANCE CORPORATION
THE FIRST LIBERTY INSURANCE CORPORATION
EMPLOYERS INSURANCE COMPANY OF WAUSAU
WAUSAU BUSINESS INSURANCE COMPANY
WAUSAU GENERAL INSURANCE COMPANY
WAUSAU UNDERWRITERS INSURANCE COMPANY
3.	OBLIGATIONS OF ACCEPTING COMPANY
     3.1. The Accepting Company shall reimburse the Ceding Company for one hundred per cent (100%) of the losses, expenses (including but not limited to commissions), assessments,

taxes and dividends attributable to the risks accepted and shall maintain reserves for 100% of the Ceding Company’s liabilities attributable to the risks accepted.
     3.2. The cessions and acceptances agreed to in this Agreement take effect with respect to the risk insured under policies in force on or after the Effective Date.
     3.3. In addition, the cessions and acceptances agreed to in this Agreement are applicable to the residual liabilities of the Ceding Company under policies issued through the Liberty Mutual Surety business unit in effect before the Effective Date. The Accepting Company shall extend its obligations to the end that it shall maintain reserves for its 100% quota share of the Ceding Company’s residual liabilities attributable to risks accepted before the Effective Date. The Accepting Company shall reimburse the Ceding Company for a 100% quota share of payments made in discharging such liabilities. As used in this Agreement, “residual liabilities” include losses, loss adjustment expenses, unearned premiums and any other assets and liabilities attributable to the risks accepted under this Agreement. As soon as practicable following the Effective Date, the Ceding Company shall pay the Accepting Company its 100% quota share of the December 31, 2007 statement value of such residual liabilities.
4.	TERMINATION
     This Agreement may be terminated by (i) any party giving the other at least 120 days advance written notice of such party’s intent to terminate on a prospective basis or (ii) otherwise by mutual agreement. The Accepting Company shall remain liable hereunder with respect to all cessions in force on the effective date of termination.
5.	REINSURANCE PREMIUMS
     LMIC shall pay PIC a reinsurance premium equal to one hundred per cent (100%) of LMIC’s premiums attributable to the risks reinsured.
6.	ACCOUNTS; DISBURSEMENTS; OFFSET
     The net amount owed by the company to another under this Agreement shall be determined no less frequently than on a quarterly basis; and such amount shall be paid on presentation of an invoice covering settlement within 45 days after the end of the calendar quarter to which the determination applies. Advances may be made as needed to comply with statutory requirements. Reports of premiums and losses, and payment of losses, shall be provided no less frequently than on a quarterly basis. Quarterly reports shall consist of premiums, losses, dividends, taxes and other expenses in such detail as to enable the party to comply with statutory accounting practices. The party shall have, and may exercise at any time and from time to time, the right to offset any balance or balances, whether on account of premiums, losses, expenses, assessments, taxes, dividends or otherwise, due from such party to the other party under this Agreement or under any other agreement heretofore or hereafter entered into by and between them, and may offset the same against any balance or balances due to the former party from the latter party under the same or any other agreement between them. Further, the Accepting Company may withhold funds due to any Ceding Company with interest credited at a rate equivalent to the comparable investment portfolio rate for investment of new funds of the Accepting Company plus twenty basis points.
7.	OTHER REINSURANCE
     7.1. Each party to this Agreement has the right to obtain additional reinsurance (“Other Reinsurance”), whether treaty or facultative, on the risks covered under this Agreement. All Other Reinsurance obtained by a Ceding Company shall apply before this Agreement, and the collectible proceeds from such Other Reinsurance shall inure to the benefit of this Agreement. The obligations of the company under this Agreement shall apply without regard to any amounts of Other Reinsurance which are determined to be uncollectible.
     7.2. Any party which is unable to obtain credit for Other Reinsurance on its statutory financial statements shall bear its own penalty for such Other Reinsurance, notwithstanding the cessions and acceptances agreed to in this Agreement.
8.	ACCESS TO RECORDS
     The company, by its designated representatives, shall have free access at any reasonable time to all records of the other companies to the extent that such records pertain to the reinsurance provided under this Agreement.
9.	SUBROGATION
     9.1. The Ceding Company hereby agrees to enforce such subrogation rights as it may obtain by virtue of payments made under its policies, but in case it shall refuse or neglect to do so, the Accepting Company is hereby authorized and empowered to bring any appropriate action to enforce such rights.
     9.2. All subrogation recoveries, other recoveries, salvage or payments made subsequent to the settlement of losses hereunder shall be applied as if made before such settlement and all necessary adjustments to that end shall be made as soon as practicable.
     9.3. The company shall have the right, before the happening of an occurrence, to waive its right of subrogation.
10.	INSOLVENCY
     In the event of the insolvency of the Ceding Company, the reinsurance under this Agreement shall be payable by the Accepting Company on the basis of reported claims allowed in the liquidation proceedings, subject to court approval, without diminution because of the insolvency of the Ceding Company. Payments by the Accepting Company shall be made directly to the Ceding Company or to its domiciliary liquidator, receiver or statutory successor, except:
1. where the policy specifically provides another payee of such reinsurance in the event of the insolvency of the Ceding Company, and

2. where the Accepting Company, with the consent of the direct insured or insureds, has assumed such policy obligations of the Ceding Company as direct obligations of the Accepting Company to the payees under such policies and in substitution for the obligations of the Ceding Company to such payees.
     The domiciliary liquidator, receiver or statutory successor of an insolvent Ceding Company shall give written notice to the Accepting Company of the pendency of the claim against the insolvent Ceding Company on the contract reinsured within a reasonable time after the claim is filed in the liquidation proceeding. During the pendency of the claim, the Accepting Company shall have the right to investigate the claim and interpose in the proceeding where the claim is to be adjudicated, at the Accepting Company’s expense, any defenses that the Accepting Company considers available to the Ceding Company, its liquidator, receiver or statutory successor. Subject to court approval, the expense thus incurred by the Accepting Company shall be chargeable against the insolvent Ceding Company as part of the expense of liquidation, to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Accepting Company.
11.	ARBITRATION
     As a condition precedent to any right of action hereunder, any dispute arising out of this Agreement shall be submitted to a board of arbitration composed of three arbiters, one arbiter to be appointed by the Accepting Company, one to be appointed collectively by the Ceding Companies, and the two so appointed shall select the third arbiter. The board shall meet in Boston, Massachusetts, unless otherwise agreed. The claimant shall submit its initial brief within 20 days after the appointment of the last arbiter. The respondent shall submit its brief within 20 days after receipt of the claimant’s brief. The claimant may submit a reply brief within 10 days after receipt of the respondent’s brief. The board shall issue its decision following a hearing in which evidence may be introduced without following strict rules of evidence but in which cross examination and rebuttal shall be allowed. The board shall make its decision having regard for the custom and usage of the property-casualty insurance and reinsurance business and within 60 days after the end of the hearing, unless the parties agree otherwise. A decision by a majority of the board shall be final and binding upon the parties. The board shall not authorize any punitive, exemplary or consequential damages between the parties. Judgment may be entered upon the decision of the board in any court of competent jurisdiction. The Accepting Company and the Ceding Company shall each bear the expenses of its own arbiter and its own legal and expert fees and expenses, and the parties shall equally bear any other expenses of the arbitration proceedings.
12.	ERRORS AND OMISSIONS
     Any inadvertent error or omission shall not be held to relieve any party hereto from any liability which would attach to it hereunder if such error or omission had not been made. Any such error or omission shall be rectified as soon as may be reasonably practicable after discovery.
13.	REINSURANCE FOLLOWS ORIGINAL POLICIES
     It is the intention of the parties that the fortunes of the policies shall affect the Ceding Company and the Accepting Company in every respect; and the Accepting Company’s reinsurance under this Agreement shall be subject to the same terms, rates, conditions, waivers, modifications, alterations and cancellations as the Ceding Company’s policies.
14.	CURRENCY
     All transactions under this Agreement shall be made in United States dollars.
15.	TERRITORY
     The reinsurance provided under this Agreement shall be coextensive with the territory of the policies reinsured hereunder.
16.	UNAUTHORIZED REINSURANCE
     16.1. Notwithstanding any other provision of this Agreement to the contrary, if PIC becomes unauthorized in any State of the United States of America or the District of Columbia or any other jurisdiction where authorization is required by insurance regulatory authorities in order for LMIC to obtain credit on its statutory annual statements for the reinsurance being provided hereunder, PIC will establish such escrow accounts, trust accounts for the benefit of LMIC, letters of credit, funds withheld by LMIC, or a combination thereof as required by applicable law or regulation to permit LMIC to obtain credit for such reinsurance upon the request of LMIC if a penalty would accrue to LMIC on its statutory annual statement without such funding. PIC shall have the option of determining the method of funding to be utilized.
     16.2. PIC shall promptly notify LMIC of any loss of license or authorization or other change or condition which may affect the ability of LMIC to obtain credit for such reinsurance.
17.	GOVERNMENTAL APPROVAL
     This Agreement is conditional upon obtaining any required approval of applicable governmental insurance regulatory authorities. This Agreement shall not be effective until all required regulatory approvals for the transactions contemplated hereby have been received.
18.	ENTIRE AGREEMENT; NO PROFIT GUARANTEE
     This Agreement represents the entire agreement and understanding among the parties with respect to the subject matter hereof. No other oral or written agreements or contracts relating to the risks reinsured hereunder currently exist or are contemplated to be legally binding among the parties. This Agreement provides no guarantee of profit, directly or indirectly, from the Accepting Company to the Ceding Company or from the Ceding Company to the Accepting Company. This Agreement may be executed in multiple counterparts, the of which, when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument and agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers, as of the Effective Date.

LIBERTY MUTUAL INSURANCE COMPANY

/s/ Name:
Title: VP-Comptroller

PEERLESS INSURANCE COMPANY

/s/ James F. Dore Name: James F. Dore
Title: Chief Financial officer/Treasurer